Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No.1 to Form F-4 of Advanced Semiconductor Engineering, Inc. of our report dated April 21, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Siliconware Precision Industries Co., Ltd’s Annual Report on Form 20-F for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan

Republic of China
January 6, 2017